Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of South Mountain Merger Corp. on Amendment No. 1 to Form S-4 (File No. 333-249673) of our report dated March 20, 2020 with respect to our audit of the financial statements of South Mountain Merger Corp. as of December 31, 2019 and for the period from February 28, 2019 (inception) through December 31, 2019, which report appears in the Proxy Statement/Consent Solicitation Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Consent Solicitation Statement/Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

November 25, 2020